Exhibit 3.2

MINUTES OF

THE 2019 EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

Blue Hat Interactive Entertainment Technology

August 31, 2020 (Local Time)

The Extraordinary Meeting of Shareholders (the “Meeting”) of Blue Hat Interactive Entertainment Technology, a Cayman Islands company (the “Company”), was held on August 31, 2020, commencing at 9:00 a.m. (local time), at the Company's office, 7th Floor, Building C, No. 1010 Anling Road, Huli District, Xiamen. China 361009, pursuant to notice.

Xiaodong Chen, Chief Executive Officer of the Company, acted as Chairman of the Meeting and Caifan He, Chief Financial Officer of the Company, acted as Secretary of the Meeting.

The Chairman presented the certified member list setting forth the number of issued and outstanding ordinary shares, par value $0,001 per share, of the Company (“Ordinary Shares”) as of the close of business on August 11. 2020, the record date of the meeting. The Chairman ordered such Affidavit of Officer to be annexed to the minutes of the Meeting as Exhibit A.

The Chairman called for all proxies to be filed with the Secretary of the Meeting, and the Secretary presented the Report of the Secretary which stated that 24,225,163 shares of Ordinary Shares were represented at the Meeting by proxy. The Chairman directed that such Report be annexed to the minutes of the Meeting as Exhibit B and then declared that a quo rum was in attendance and that the Meeting was duly convened.

The following proposal are passed by votes of the shareholders at the Meeting:

That the authorized share capital of the Company be increased from US$50,000 divided into 50,000,000 ordinary shares of a par value of US$0,001 each to US$100,000 divided into 100,000,000 ordinary shares of a par value of US$0,001 each by the creation of an additional 50,000,000 ordinary shares of a par value of US$0,001 each to rank: pari passu in all respects with the existing ordinary shares.

The aforesaid proposal were duly seconded, and there were no other proposals.

The Secretary then presented the sheet for voting results of the proposal.

There being no further business to come before the Meeting, it was, upon motion duly made and seconded, ADJOURNED.

/s/ Caifan He
Caifan He
Secretary of the Meeting

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